EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the references to us under the captions Chapter I – “Summary Oil and Gas Data; Chapter III – “Business and Properties” and “Annex A” in this Amendment No. 4 to Registration Statement 333-162652 of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

March 31, 2010